Exhibit 10.2

LEASE
THIS LEASE made and entered into as of the 13th day of March, 2014, by and between the Sara Maguire LeMone as Trustee of the Sara Maguire LeMone Revocable Trust dated February 6, 2004, hereinafter referred to as "Landlord," and Savage River, Inc., a Delaware corporation, hereinafter referred to as "Tenant,"
WITNESSETH THAT:
WHEREAS, Landlord is the owner of certain real estate and improvements located in Columbia, Boone County, Missouri, known as 1714 Commerce Court, Columbia, Missouri (the "Building"); and
WHEREAS, Tenant has previously been occupying that portion of the Premises commonly known as Suite B (the "Prior Premises"), and desires to occupy in addition to the Prior Premises, Suite A of the Building (the "Additional Premises") upon completion of the Landlord Improvements defined hereinafter; and
WHEREAS, Landlord and Tenant desire to enter into a Lease whereunder Tenant will continue to use the Prior Premises, the lease for which will be null and void as of the Commencement Date, and will use, occupy, and enjoy the Premises, which Lease the parties desire to set forth in writing;
NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, the parties hereby agree as follows:
1.    Lease.  Subject to the terms and provisions hereof and conditioned on full and prompt performance by Tenant of all of Tenant's obligations set forth herein, Landlord does hereby demise, lease, and let 26,000 square feet of interior space in the Building, located within the Building and shown and depicted on Exhibit A hereto, which exhibit is incorporated herein by reference for all purposes (the "Premises") unto Tenant, and Tenant does hereby hire, lease, and take the Premises from Landlord, as Tenant, hereunder. During the term of this Lease as hereinafter described, Tenant shall be entitled to use and enjoy, on a non-exclusive basis, the parking areas and drives serving the Building, provided, however, Tenant shall not use the same in any manner or fashion which would block or impede the unrestricted flow of traffic through the drives and parking areas, and Tenant shall agree to abide by all reasonable rules and regulations imposed by Landlord from time to time regarding the use of any such shared parking areas and drives, provided such rules and regulations do not unreasonably interfere with Tenant's use of the Premises or operations therein.
2.    Construction.  Upon execution of this Lease, Landlord shall commence construction of the improvements listed on Exhibit B, attached hereto and incorporated herein by this reference (the "Landlord Improvements"), and shall substantially complete construction using reasonable diligence. All such construction shall be designed to accommodate installation of Tenant's furniture, fixtures, and equipment, a plan for which is attached hereto as Exhibit C (the "Tenant Improvements"). For purposes ofthis Lease, the Building, Improvements, and Premises shall be deemed to be substantially complete when Landlord has obtained a Certificate of Occupancy for the Premises (temporary or permanent) and completed the Landlord Improvements to the extent Tenant may lawfully use and occupy the Premises and Improvements for Tenant's intended purpose, subject to minor items of construction which must be completed or corrected and which will not materially interfere with Tenant's ability to then complete the Tenant Improvements (the "Punch List Items"). Landlord shall notify Tenant upon substantial completion, whereupon the Premises shall be delivered to and accepted by Tenant provided Landlord shall complete all Punch List Items as soon thereafter as reasonably practicable. The "Commencement Date" shall be the first day of the calendar month following the calendar month thirty days after Substantial Completion occurs.

3.    Term.  The term of this Lease shall be for an initial term commencing on the Commencement Date and ending at 12 midnight on fifth anniversary after the Commencement Date (the "Lease Term").
4.    Rent.
a.    Landlord shall permit Tenant to have access to the Premises immediately upon substantial completion of the Landlord Improvements, which is prior to the Commencement Date, for the purpose of making the Tenant Improvements, including installation, etc., of equipment for the operation of Tenant's business. If Tenant elects to exercise such right to early access, all of the terms and conditions of the Lease except those specified herein shall apply to such prior period, including, but not limited to, the requirement in paragraph 8 regarding Tenant obtaining and maintaining insurance on leasehold improvements, personal property, and trade fixtures protecting Tenant and any other occupant against loss or damage to such leasehold improvements, personal property, or other contents. Tenant shall further be responsible for payment of all utilities for the Premises beginning on and retroactive to January 1, 2014, and shall pay per diem rent for the Additional Premises beginning thirty (30) days following substantial completion at a rate of $329 per day prior to the Commencement Date, which per diem rent shall be due and payable on the Commencement Date along with rent for the first month of the Lease Term.
b.    During the Lease term, Tenant shall pay monthly rent to Landlord, payable in advance on the first day of each month during the Lease term. Beginning on the Commencement Date, and continuing through October 31, 2017, Tenant shall pay to Landlord monthly rent in the amount of Twenty-One Thousand Five Hundred Thirty-Eight Dollars ($21,538) per month. Thereafter, from November 1, 2017, through the remainder of the term of the Lease, Tenant shall pay to Landlord monthly rent in the amount of Seventeen Thousand Two Hundred Three Dollars ($17,203) per month.
5.    Security Deposit. On execution of this Lease, Tenant shall deposit with Landlord the sum of Twenty-One Thousand Five Hundred Thirty-Eight Dollars ($21,538) as security for performance of all the obligations of Tenant hereunder including, but not limited to, the payment of all rent and other charges due Landlord hereunder. In addition to the rights and remedies of Landlord set forth elsewhere in this Lease or otherwise available to Landlord under applicable law, in the event of any default by Tenant hereunder, Landlord shall be entitled to apply said deposit to the obligations of Tenant hereunder or shall be entitled to expend said security deposit toward the costs and expenses incurred by Landlord in connection with remedying any default by Tenant capable of being remedied by the expenditure of money. Should Landlord so pay or apply said deposit, Tenant shall, on Landlord's demand, immediately deposit such additional sums with Landlord as may be necessary to restore said deposit to the original amount thereof. At the end of the term of this Lease, should Tenant have complied with and performed in accordance with all the terms and provisions of this Lease, Landlord shall, within thirty (30) days after the end of the Lease Term, upon written demand from Tenant, refund said deposit to Tenant, or any portion thereof which remains after use of said deposit by Landlord in accordance with the foregoing provisions of this paragraph, without interest.
6.    Assignment and Subletting. Tenant shall not, without the prior written consent of Landlord and the prior written consent of any lender holding indebtedness secured by the lien of a deed of trust on the Premises, assign this Lease or sublet the Premises or any part thereof. In the event of any assignment of Tenant's rights under this Lease, the assignee shall accept such assignment in writing, and agree, for the benefit of Landlord and Tenant, to assume all of the covenants and obligations of the Tenant hereunder, and Tenant shall, nonetheless, remain fully liable for performance of all of Tenant's obligations under this Lease, said liability to be joint and several with the Assignee. In the event that Landlord's consent or such Lender's consent is required to any voluntary assignment or subletting by Tenant, such consent to any particular assignment or subletting shall not constitute Landlord's consent or Lender's consent as to any subsequent voluntary assignment or subletting. Tenant's interest in this Lease and the Premises shall not be assigned or transferred involuntarily or by operation or process of law.
7.    Use. Tenant shall be entitled to use the Premises for manufacture, storage, and distribution of vegetable protein based food products, so long as such use is in compliance with all present and future applicable laws, ordinances, and regulations of duly constituted public authorities now or hereafter in any manner affecting the Premises or the use thereof. Tenant shall not permit any unlawful occupation, business, or trade to be conducted on the Premises. Tenant may place or install on the exterior of the Building such signs and lights as are deemed necessary for identification so long as the same comply with all zoning and other applicable ordinances of all governmental authorities having jurisdiction over the Premises, and provided Landlord consents in writing.
8.    Real Estate Taxes/Insurance Charges. For purposes of this lease, "Tenant's pro rata share" shall mean Eighty-Six and Two Thirds Percent (86.67%). In addition to the rent and other charges payable hereunder by Tenant, Tenant shall annually pay to Landlord Tenant's pro rata share of the amount by which all ad valorem real estate taxes and assessments levied or assessed against the Premises exceed the amount of such taxes levied against the Premises during calendar year 2012 (the "Base Year"). In addition, Tenant shall pay Tenant's pro rata share of the amount by which all insurance premiums paid by Landlord to keep and maintain in full force and effect, a policy of casualty and liability insurance on the Facility during each Lease year exceed the amounts paid during the Base Year. Tenant's pro rata share of the real estate taxes and insurance premiums shall be prorated for calendar year 2014 and for the calendar year in which the term of this Lease comes to an end to reflect that portion of such calendar year included within the Lease term. The amounts payable by Tenant under this paragraph shall be payable to Landlord annually upon billing by Landlord. Landlord's annual billing shall be accompanied by a copy of the real estate tax bill and insurance premium invoice for the calendar year which is the subject of any such annual billing. All such annual billings shall be payable by Tenant within ten (10) days. Tenant acknowledges, and Landlord hereby covenants and agrees, that the policy of casualty and liability insurance referred to above shall insure the improvements constituting part of the Facility for the full replacement cost thereof, with so-called extended coverage endorsements and business interruption or loss of rents insurance and shall protect Landlord against claims for personal injuries or property damages suffered or sustained in, on, or about the Facility during the Lease term or arising out of the use or occupancy of the Facility up to a liability limit of Two Million Dollars ($2,000,000). Landlord shall be the sole named insured for said policy of casualty and liability insurance.
9.    Tenant's Insurance. During the Lease term, Tenant shall, at Tenant's sole cost and expense, procure and maintain a policy of commercial general public liability insurance insuring Tenant against claims for personal injuries or property damage occurring in, on, or about the Premises during the Lease term or arising out of Tenant's use or occupancy thereof. Tenant's policy of liability insurance shall have a combined single limit of liability of not less than Two Million Dollars ($2,000,000) and shall name Landlord as an additional insured. On or before the commencement of the term of this Lease, Tenant shall provide to Landlord a certificate of insurance evidencing that such policy is in force and effect. Tenant shall also procure and maintain during the Lease term a policy of property and casualty insurance on all personal property kept or maintained by Tenant at or in the Premises against loss by fire or other casualty, for the full insurable value thereof.
10.    Mutual Waiver. Each of the parties hereby releases the other party from any claims for loss of or damage to the property of the releasing party, however arising, including the negligence of the released party, to the extent such loss or damage is required to be covered by the policies of property insurance to be maintained by the parties as called for under the foregoing provisions of this Lease.
11.    Tenant's Alterations. Tenant, at its own expense, may, from time to time, make alterations and improvements in the Building constituting part of the Premises, but shall make no additions or alterations to the Building without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed; provided, however, that Landlord shall not have any obligation to consent to any alterations or improvements which affect the structural aspect of the Building. Any alterations or improvements shall be conducted by Tenant in accordance with all applicable building codes, in a good and workmanlike manner, and at Tenant's sole cost and expense, and Tenant shall and hereby agrees to indemnify Landlord and to hold Landlord harmless from and against any claims arising out of any failure on the part of Tenant to construct any such alterations and improvements in such fashion and any mechanics' liens arising out of the construction of any such alterations or improvements.
12.    Maintenance.
a.    During the Lease term, Landlord shall keep and maintain the roof, exterior walls, structural frame, and floor slab and underground plumbing and utility systems of the Building in good and serviceable condition, all at Landlord's cost without contribution from Tenant, provided any defect is not the result of any negligence, abuse, or fault of Tenant or Tenant's agents, customers, or invitees.
b.    Except as otherwise provided in subparagraph a. above, Tenant shall, at Tenant's expense, keep and maintain the Premises and all components thereof, including the heating, ventilating, and air conditioning, mechanical, above ground plumbing, and electrical lines, systems, and equipment in good working order and condition. Tenant shall keep the interior of the Premises in a clean, sanitary, and safe condition, free of accumulations of trash and debris. Tenant shall obtain annual inspections and routine maintenance necessary to keep all such systems in good working order. In addition, Tenant shall keep and maintain the fire sprinkler system serving the Premises in good operable condition and shall repair or replace the fire sprinkler system if necessary in order to keep the same in said condition. Landlord warrants that at the commencement of the Lease term, said fire sprinkler system and the compressor therefor shall be in good working order. Tenant shall at all times keep adequate heat in the Premises to keep the fire sprinkler system from being damaged by freezing.
c.    During the Lease term, Landlord shall keep and maintain the sidewalks, curbs, parking areas, sewer and water mains, and all common areas of the Facility serving the Building in a good condition and state of repair. Landlord's responsibility under this subparagraph c. shall include, but not be limited to, mowing and maintenance of all landscaped areas, snow removal, and cosmetic repairs to the exterior walls of the Building, and sealing, striping, and maintaining the parking areas and drives serving the Building. Annually, upon billing by Landlord, Tenant shall reimburse Landlord for Tenant's pro rata share of all reasonable cost and expense incurred by Landlord in connection with performing Landlord's responsibilities as set forth in this subparagraph c, which billing shall be accompanied by a written itemization of all such cost and expense incurred by Landlord for the one (1) year period referred to in such billing. Tenant shall have the right to review and inspect Landlord's books and records relating to such expenses and Landlord agrees to keep and maintain the same for no Jess than 2 years and to allow Tenant to inspect the same at reasonable times upon reasonable advance notice to Landlord. All such amounts shall be payable by Tenant to Landlord within ten (10) days after billing.
13.    Utilities - Services. Commencing on the date Tenant first occupies the Premises, Tenant shall pay for all utilities separately metered or charged to the Premises, as well as Tenant's pro rata share of the cost of all utilities and services used at the Premises which serve the entire Building, including, without limitation, air-conditioning, heat, gas, water, garbage disposal, and electricity. Tenant shall pay its prorated share no more frequently than monthly and immediately upon receipt of Landlord's invoice therefor. To the extent practical, reasonable, and effective, such utilities, including but not limited to gas, electricity, and water, shall be separately metered, and in such event, Tenant shall bear responsibility for and the full cost of such separately metered utilities.
14.    Damage or Destruction. In the event a portion of the Building constituting the Premises is destroyed or damaged to the extent that the same cannot be occupied by Tenant and Landlord reasonably determines that the Premises cannot be repaired within ninety (90) days after the occurrence of any such damage, then either party shall be entitled to terminate this Lease effective as of the date of any such damage or destruction by so notifying the other party within ten (10) days after the occurrence thereof. If damage occurs to the Facility but the same is not to such extent or should neither party elect to so terminate this Lease by giving notice within said ten (10) day period, then Landlord shall proceed to repair and restore the Premises to as good a condition as the same were in prior to the occurrence of any such damage, with all reasonable speed, taking into consideration sound construction practices and delays caused by circumstances beyond Landlord's reasonable ability to control, and during the period of repairs, the rent due hereunder shall be equitably abated to the extent that any portion of the Premises is unusable by Tenant during the period of any such repairs. Should Landlord fail to proceed with reasonable diligence in making such repairs and restorations and such failure continues for 20 days after written notice thereof making specific reference to this paragraph 12 is given by Tenant to Landlord then Tenant shall have the right to terminate this Lease
15.    Condemnation. If the whole or any substantial part of the Premises or access thereto should be taken for any public or quasi-public use under any governmental law, ordinance, or regulation or by right of eminent domain, or sold to the condemning authority under threat of condemnation, this Lease shall terminate and the rent shall be abated during the unexpired portion of the Lease term, effective upon the actual physical taking.
If less than a substantial part of the Premises or access thereto is taken for a public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain, or be sold to the condemning authority under threat of condemnation, the Lease shall not terminate; however, the rental shall be adjusted as to the area not taken as is fair and reasonable. Landlord shall restore the remaining portion of the Premises as necessary to render the Premises suitable for Tenant's use and occupancy.
That portion of the Premises taken for public or quasi-public use shall be deemed "substantial" if Tenant, at its sole discretion, determines that as a result of such taking, Tenant is unable to conduct business thereon substantially in the manner and to the extent conducted immediately prior to such taking, and, if such taking is "substantial," Tenant may elect to terminate this Lease as of the date of such taking by so notifying Landlord in writing.
Landlord and Tenant, after first paying all costs and expenses of litigation and/or negotiation including but not limited to reasonable attorneys' fees, shall each be entitled to receive and retain such separate awards and portions of lump-sum awards as may be allocated to their respective interests in the Premises; provided that no settlement shall be made by either party until the parties have first agreed upon allocation of the settlement amount. Termination of this Lease in accordance with the first paragraph of this section shall not affect the respective rights of the parties to such awards.
16.    Surrender. Upon the expiration of the term of this Lease or at any earlier termination in accordance with the provisions hereof, Tenant shall deliver the Premises, together with any alterations or improvements installed in the Premises by Landlord, in as good a condition as the same were in at the commencement of the Lease term, ordinary wear and tear and loss by fire or other insured casualty excepted, and Tenant shall surrender the Premises to Landlord at the end of the Lease term in broom-clean condition. At the end of the Lease term Tenant shall be entitled to remove any trade fixtures and signage installed in or on the Premises by Tenant, provided, however, Tenant repairs all damage to the Premises occasioned by removal by the end of the Lease term.
17.    Default. It is agreed that (i) if Tenant fails to pay rent or any other charge due Landlord from Tenant when due and said failure continues for ten (10) days after written notice from Landlord, or (ii) if default shall be made in the prompt and full performance of any other covenant, condition or agreement of this Lease to be kept or performed by Tenant and such default continues uncured for thirty (30) days after written notice thereof to Tenant, or (iii) if Tenant shall suffer this Lease to be taken under any writ of execution or other process, or (iv) if any proceeding shall be commenced to declare Tenant bankrupt, or insolvent, or to obtain relief under any chapter or provision of any bankruptcy or debtor relief law or act (and such proceeding is not dismissed within 60 days of the commencement thereof) or to reduce or modify Tenant's debts or obligations or to delay or extend the payment therefor, or if any assignment of Tenant's property be made for the benefit of creditors, or if a receiver or trustee be appointed for Tenant or Tenant's property or business, then and in any of such events, Tenant shall be deemed to be in default hereunder. Notwithstanding the foregoing, if, during the Lease term Landlord has given one (2) notices during any calendar year to Tenant under (i) above, any subsequent failure of Tenant to pay any amount due Landlord hereunder when due during such Lease term shall immediately constitute a Monetary Default without further notice from Landlord to Tenant. Landlord, besides any other rights or remedies Landlord may have hereunder or under applicable law, shall have the immediate right to terminate this Lease or the immediate right of re-entry with or without termination, in which event, Landlord may remove all persons and property from the leased Premises and such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant, all without Landlord being deemed guilty of trespass, or becoming liable for any Joss or damage which may be occasioned thereby provided Landlord complies with applicable law.
Should Landlord elect to re-enter, as herein provided, or should it take possession pursuant to legal proceedings or pursuant to any notice provided for by law, it may either (a) terminate this Lease, or (b) it may from time to time without terminating this Lease, make such alterations and repairs as may be necessary in order to relet the Premises and relet said Premises or any part thereof for such term or terms (which may be for a term extending beyond the term of this Lease) and at such rental or rentals and upon such other terms and conditions as are reasonable. Upon such reletting, all rentals received by Landlord from such reletting shall be applied, first to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord; second, to the payment of any costs and expenses of such reletting, including brokerage fees and attorneys' fees and costs of repairs; third, to the payment of rent due and payable hereunder, and the residue, if any, shall be held by Landlord and applied to the payment of future rents as the same may become due and payable hereunder. If such rentals received from reletting during any month be less than that payable during the month by Tenant hereunder, Tenant shall pay any deficiency to Landlord from time to time, upon Landlord's demand. No such re-entry or taking possession of said Premises by Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous default by Tenant. Should Landlord at any time terminate this
Lease for any default by Tenant, in addition to any other remedies Landlord may have hereunder or under applicable law, Landlord may recover from Tenant all rents and other charges due Landlord from Tenant according to the terms of this Lease and which are in arrears at the time of termination plus an additional amount as liquidated damages for the loss of future rents in an amount equal to the difference between the fair market rental of the Premises for the remainder of the Lease term and the rent and other amounts provided for in this Lease to be paid over the remainder of the Lease term as determined by an MAI appraiser with his or her principal offices located in Boone County, Missouri, of Landlord's choosing, it being agreed that Landlord's damages for future loss of rents would be difficult if not impossible to ascertain, and in addition, Landlord shall be entitled to receive from Tenant all costs and expenses incurred in connection with the collection of Landlord's damages, including reasonable attorneys' fees.
If a failure by Tenant to perform in accordance with the terms of this Lease ( other than a failure to make timely payment of rent or other charges required to be paid by Tenant hereunder) is ofa nature that is not reasonably capable of being cured within thirty (30) days, Tenant shall not be in default of this Lease if Tenant commences to cure the failure within the thirty-day period and diligently prosecutes to cure the same with all reasonable speed.
No waiver by either party of any breach by the other party of any such other party's obligations, agreements, or covenants hereunder shall be deemed to be a waiver of any prior or subsequent breach of the same or of any other obligations, no shall any forbearance by either party to seek remedy for any breach by the other party be deemed a waiver of any rights and remedies with respect to such breach or any prior or subsequent breach.
Landlord may recover from Tenant all reasonable damages directly incurred by reason of breach or default by Tenant, including, but not limited to, the costs of recovering the Leased Premises and reasonable attorneys' fees.
18.    Environmental Provisions. Tenant shall keep and maintain the Premises in compliance with and shall not cause or permit the Premises to be in violation of any federal, state, or local laws, ordinances or regulations relating to environmental conditions on, under, or about the Premises, including but not limited to, soil and groundwater conditions. Tenant shall not use, generate, manufacture, store, or dispose of on, under, or about the Premises or transport to or from the Premises any Hazardous Materials in violation of applicable laws. Hazardous Materials are any flammable, explosive, radioactive, toxic, or other related materials, including, but not limited to, "hazardous substances" as defined in the Comprehensive Environmental Response and Liability Act of 1980, 42 U.S.C. 9601, et seq. Tenant hereby agrees to indemnify Landlord, its officers, directors, agents, and employees and hold Landlord, its officers, directors, agents, and employees harmless from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative, and judicial proceedings and orders, judgments, remedial action requirements, enforcement actions of any kind, and all costs and expenses incurred in connection therewith (including, but not limited to, attorney's fees and expenses), arising directly or indirectly, in whole or in part, out of any activity carried on or undertaken on or off the Premises, during the term of the Lease and whether by Tenant or any employees, agents, contractors, or subcontractors of Tenant, or by any third persons at any time occupying or present on the Premises during the term of the Lease (or as to the Prior Premises, during the term of the prior Lease dated June 27, 2012), in connection with the handling, treatment, removal, storage, decontamination, cleanup, transport, or disposal of any Hazardous Materials at any time located or present on, under, or about the Premises. Tenant shall not be liable or responsible for any environmental conditions existing on the Premises prior to Tenant's occupancy of the Premises. Tenant shall immediately advise Landlord in writing of (i) any and all enforcement, cleanup, remedial, removal or other governmental or regulatory actions instituted, completed, or threatened pursuant to any Hazardous Materials Laws; (ii) all claims made or threatened by any third party against Tenant or the Premises relating to damage, contribution, cost recovery compensation, loss, or injury resulting from any Hazardous Materials; and (iii) Tenant's discovery of any occurrence or condition on any real property adjoining or in the vicinity of the premises that could cause the Premises to be subject to any restrictions on the ownership, occupancy, transferability, or use of the Premises under any applicable laws.
19.    Subordination and Quiet Enjoyment. Landlord reserves the right to subject and subordinate this Lease at all times to the lien of any deed of trust now or hereafter placed upon the

Facility and the Premises, or upon any buildings hereafter placed upon the land parcel upon which the demised Premises are located, and Tenant agrees upon request to execute an agreement subordinating its interest and/or attornment agreement to such deed of trust; provided, however, that no default by Landlord under any such deed of trust shall affect Tenant's rights hereunder so long as Tenant shall not be in default, and Tenant's right to quiet enjoyment and rights and options under this Lease shall not be disturbed if Tenant is not in default. So long as Tenant is not in default as to this Lease, Landlord covenants and agrees that Tenant shall lawfully and quietly hold, occupy, and enjoy the Premises during the term of this Lease, without hindrance or molestation by or from anyone claiming by, through, or under Landlord. Tenant shall and hereby agrees to execute an estoppel letter or certificate from time to time, promptly upon request by Landlord, whereunder Tenant acknowledges that this Lease is then in effect, verifying that Landlord is not in default under the Lease, or if there be such default, stating the nature of such default, stating the Commencement Date of the Lease, the amount of the monthly rent installments then due and payable under the Lease and verifying if Tenant has not prepaid the rent more than one (1) month in advance and providing such other information regarding this Lease as Landlord may request.
20.    Attornment. In the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under, any deed of trust made by Landlord covering the leased Premises, Tenant hereby attorns to and covenants and agrees to execute an instrument in writing reasonably satisfactory to the new owner whereby Tenant attorns to such successor in interest and recognizes such successor as the Landlord under this Lease, and Tenant's rights and options shall continue under this Lease so long as Tenant is not in default hereunder.
21.    Right of First Refusal. Landlord hereby grants to Tenant a first right of refusal on Suite C in the Building (the "ROFR Space"), which is adjacent to the Premises, should the current tenant vacate the ROFR Space during the Lease term. In the event that the current tenant moves out of the ROFR Space, or Landlord is notified that said tenant in the ROFR Space intends to vacate the ROFR Space, Landlord shall notify Tenant of same. Tenant shall have thirty days thereafter within which to notify Landlord whether Tenant desires to lease the ROFR Space and negotiate terms acceptable to Landlord and Tenant for such lease. Upon expiration of said 30-day period, Landlord may proceed to lease the ROFR Space to another tenant without regard to the right of first refusal set forth herein.
22.    Holding Over. If Tenant shall hold over after expiration of the term of this Lease for any cause, Tenant shall be liable for double the rent payable hereunder for any such holdover period and shall otherwise be upon the terms and conditions herein specified as may be applicable.
23.    Miscellaneous. Each provision of this Lease shall be deemed to be both a covenant and a condition. All rights and remedies of Landlord and Tenant herein created or otherwise existing at law or equity are cumulative and the exercise of one or more rights or remedies shall not be taken to exclude or waive the rights to the exercise of any other. All such rights and remedies may be exercised and enforced concurrently and whenever and as often as Landlord and Tenant shall deem desirable.
The failure of one party to insist upon strict performance by the other party of any of the covenants, conditions, and agreements of this Lease shall not be deemed a waiver of any rights or remedies concerning any prior, subsequent or continuing breach or default of any of the covenants, conditions, and agreements of this Lease. No surrender of the demised Premises shall be effected by Landlord's acceptance of rental or by any other means whatsoever unless the same be evidenced by Landlord's written acceptance of such a surrender.
All covenants, promises, conditions, representations, and agreements herein contained shall be binding upon and inure to the parties hereto and their respective successors and permitted assigns; provided that no assignment of this Lease or any interest therein shall be made except as expressly permitted herein. As used in this Lease the word "Tenant" shall include, where appropriate, any party or parties having or making claim to the leasehold interest herein.
The words "Landlord" and "Tenant" as used herein shall include the plural as well as the singular. Words used in the masculine gender include the feminine and neuter.
The captions or titles to paragraphs and articles of this Lease are not a part of it, are for convenience in locating provisions only, and shall have no effect upon the construction or interpretation of this Lease.
Tenant shall pay before the same becomes delinquent, all taxes on the Tenant's personal property located on the Premises, and all taxes, licenses, and other impositions levied by any governmental jurisdiction having authority on the Tenant's business operated on the Premises.
Landlord acknowledges that Tenant intends to operate a normal LTL freight business on the Premises. In the event that the City of Columbia will not issue to Tenant a certificate of occupancy to conduct this type of business, this Lease will be null and void.
The sole legal relationship between the parties hereto by reason of this Lease shall be that of Landlord and Tenant. Neither party, in any way or for any purpose, becomes a partner of the other party in the conduct of its business or otherwise, or joint venturer or a member of a joint enterprise with the other party.
If any term, covenant, or condition of this Lease or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant, or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant, or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.
All exhibits referred to herein and attached to this Lease are incorporated herein by reference.
This Lease shall be construed and interpreted in accordance with the laws of the state in which the Premises are located.
24.    Notices. Notices and demands required or permitted to be given hereunder may be given in writing by personal delivery to either party or any officer or other representative of the party to be notified, or may be sent by certified mail, or via overnight delivery service, addressed, postage prepaid, to the addresses as set out below, or such other addresses, notice of which is given pursuant hereto:

IF TO LANDLORD:	c/o Sara Maguire LeMone
3316 LeMone Industrial Boulevard
Columbia, MO 65201
Attn: Jay Burchfield and Tracy Stock
Facsimile:     (573) 449-7300

and to:	Phebe La Mar
P.O. Box 918
Columbia, MO     65205
Facsimile:     (573) 442-6686

IF TO TENANT:	Beyond Meat®
1714 Commerce Court, Suite B
Columbia, MO 65202
Attn: Bob Prusha
Facsimile: ___________________

25.    Amendments. No amendments, modifications of, or supplements to this Lease shall be effective unless in writing and executed by both parties.
26.    Time of Essence. Time is of the essence of this Lease and each and every provision hereunder.
IN WITNESS WHEREOF, this Lease has been executed on the day and year set forth above.

Landlord:
/s/ Sara Maguire
Sara Maguire LeMone as Trustee of the Sara Maguire LeMone Revocable Trust dated February 6, 2004

Tenant:
Savage River, Inc.

By	/s/ Robert Prusha	3/13/14
Robert Prusha Vice-President of Operations

Exhibit A

SITE PLAN DISPLAY FOR C–P REZONING
LOT 3B1A, INDUSTRIAL PARK OF COLUMBIA
1714 COMMERCE COURT
SITE LOCATION MAP
OWNER/DEVELOPER
PROPERTY DESCRIPTION
PARKING INFORMATION
LANDSCAPING INFORMATION
ZONING INFORMATION
STREAM BUFFER INFORMATION
FLOOD PLAIN INFORMATION
LEGEND
3B1A
2.42 ACRES
INTERSTATE 70 R/W
ALLSTATE CONSULTANTS
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Exhibit B

Project:	Beyond Meat Addition	$ 21.70 per SF
Bid Date:	2/12/2014	10,000 sf
Compl:		duration

Div-Sec	Description	Bidder	Sub/Material
1	General Requirements
01 31 13	Project Coordination (Job PM)	LDC	$3,500
01 32 00	Construction Documents (prints)	LDC	$600
01 51 00	Temporary Utilities	N/A	N/A
01 52 19	Sanitary Facilities	N/A	N/A
01 74 13	Process Cleaning	LDC	$3,500
01 74 14	Final Clean	LDC	$3,000
01 74 19	Construction Waste Disposal	LDC	$3,000

2	Existing Conditions
02 41 00	Demolition (office, Tile on breakroom floor)	LDC	$4,578
02 41 01	Demolition (Warehouse/saw cut)	LDC	$2,500

3	Concrete
03 30 00	Cast-In-Place Concrete (stair footing)	LDC	$1,400
03 81 00	Pour Back Saw Cuts	LDC	$1,800
03 90 00	Concrete Curb	LDC	N/A
03 91 00	Exterior Pad	N/A	N/A

5	Metals
05 10 00	Structural Steel (Stairs up, roof hatch work)	LDC	$5,150
05 12 00	Relocate Ladder	LDC	$500
05 52 13	Bollards (8)	LDC	$6,400

6	Wood and Plastics
06 10 00	Rough Carpentry	Quality	w/Quality
06 30 00	Backing	LDC	$1,500
06 40 23	Interior Architectural Woodworking	Seville	$1,563

7	Thermal & Moisture Protection
07 21 00	Thermal Insulation	Quality	w/Quality
07 70 00	Roof and Wall Specialties & Acc. (Hatch/ Flashing)	LDC	$4,100
07 92 00	Joint Sealants	LDC	$2,000

8	Openings
08 10 00	Doors and Frames	Comarco	$7,082
	Door Labor (Install dooors and frames)	LDC	$1,750
08 71 00	Door Hardware	Comarco	w/Comarco
08 33 00	Overhead Door (1 now)	Smarr	$1,200
08 80 00	Glazing	CGM	$1,200

9	Finishes
09 21 16	Gypsum Board Assemblies	Quality	$30,750
09 50 00	Ceilings	Quality	w/Quality
09 60 00	Flooring	Marathon	$7,782
09 28 00	Underlayment	LDC	$850
09 50 00	Floor Sealer in Production Room (1,890 sq/ft.)	N/A	N/A
09 67 23	Epoxy Floor	N/A	N/A
09 90 00	Painting & Coating	S/B	$5,430

21	Fire Suppression
21 00 00	Water-Based Fire-Suppression Systems	Summit	$5,180

22	Plumbing
22 00 00	Plumbing	Summit	$13,500

23	Heating, Ventilating & Air Conditioning
23 00 00	HVAC	Star	$8,035

26	Electrical
26 00 00	Electrical	Meyer	$25,479

	Job Superintendent	LDC	$12,300
	Building Permit	LDC	$2,200
	A/E Drawings	Simon	$21,900

	Sub-Total - Base Bid		$189,729
	General Conditions	4.00%	$7,589
	Subtotal		$197,318
	Contractor's Mark Up	10.00%	$19,732
	Total		$217,050
	Grand Total - Base Bid		$217,050

	Exclusions: All new Service for future equipment

Exhibit C

NOT USED
NOT USED
BOLLARD DETAIL
WALL TYPES
2ND FLOOR PLAN
1ST FLOOR PLAN
SIMON ASSOCIATES INC.
BEYOND MEAT - EXPANSION
A3.0

Sara Maguire LeMone Revocable Trust
3316 LeMone Industrial Blvd
Columbia, MO 65201
573-449-7200 office 573-449-7300 fax
June 10, 2014
Savage River, Inc.
Mr. Bob Prusha, V.P. Operations
1714 Commerce Ct. , Ste. B
Columbia, MO 65202

RE:	1714 Commerce Ct., Suites A&B, Columbia, MO 65202
Lease Dated March 13, 2014 ("Lease") by and between Sara Maguire LeMone Revocable
Trust ("Landlord") and Savage River, Inc., a Delaware Corporation ("Tenant")
Dear Mr. Prusha,
This letter is to advise you that, pursuant to Section 2 of the Lease, the Tenant Improvements were substantially completed on May 28, 2014. As such, the Commencement Date shall be July 1, 2014 with a termination date of June 30, 2019. Pursuant to Section 4a of the Lease, on the Commencement Date, Tenant shall pay accumulated per diem rent in the amount of $987.00 in addition to the regular rent of $21,538.00.
By signing below, you are confirming acknowledgment of these dates. Upon execution by both parties, these dates will be incorporated into and made part of the lease.

Sincerely,

/s/ Jay Burchfield
Jay Burchfield
Manager

Landlord:		Tenant:
Sara Maguire LeMone Revocable Trust		Savage River, Inc.

By:	/s/ Sara M LeMone	By:	/s/ Robert Prusha
Title:	Trustee	Title:	EVP
Date:	June 11, 2014	Date:	June 11, 2014

LEASE AMENDMENT
THIS LEASE AMENDMENT is entered into on this 1st day of November, 2017, by and between Sara Maguire LeMone as Trustee of the Sara Maguire LeMone Revocable Trust dated February 6, 2004, hereinafter referred to as "Landlord," and Savage River, Inc., a Delaware corporation, hereinafter referred to as "Tenant."
WHEREAS, on or about March 13, 2014, Landlord and Tenant entered into a Lease (the "Lease") for 26,000 interior square feet of the building located at 1714 Commerce Court, Columbia, Boone County, Missouri (the "Building"), and certain other improvements consisting of parking areas and drives serving the Building (the "Premises"); and
WHEREAS, the Lease commenced on July 1, 2014, and terminates on June 30, 2019 (the "Term"); and
WHEREAS, Tenant has entered into a new lease (the "New Lease") for additional space in a larger building with possible room to expand, and with space that must be finished out prior to Tenant occupying same; and
WHEREAS, Tenant and Landlord have agreed to terms pursuant to which Tenant will vacate the Premises without terminating the lease or Tenant's obligations thereunder, following written notice to Landlord of the specific date on which same shall occur, and following receipt of this notice, Landlord will actively market the Premises for lease; and
WHEREAS, the parties desire to enter into this Lease Amendment in order to modify the terms of the Lease as herein set forth.
NOW THREFORE, for and in consideration of the mutual agreements and covenants herein, the parties hereby agree as follows:
1.    Vacation of Premises. Tenant shall provide to Landlord written notice of the date on which Tenant will vacate the Premises. Following receipt of such notice, Landlord shall, without terminating the Lease, actively market the Premises to seek another tenant to occupy the Premises for the remainder of the Term.
2.    Rent. Tenant shall remain liable for the rent due under the Lease for the remainder of the Term. In the event, however, that Landlord enters into a new lease with a new tenant ("New Tenant") for the Premises, Landlord shall credit to Tenant, which credit shall operate as a credit against rent due from Tenant to Landlord under the Lease, the rent received from New Tenant. Notwithstanding the foregoing, in the event that Landlord must expend funds to remove Tenant's improvements that were specialized to accommodate Tenant's trade fixtures including but not limited to internal curbing, epoxy flooring, carbon dioxide, nitrogen, water and steam distribution piping, floor sinks, drains, freezer sub-floor and panels, in order to relet same, or incur any expenses such as broker fees or attorney fees to relet the Premises to New Tenant (the "Finish Allowance"), Landlord shall be reimbursed for any Finish Allowance before Tenant receives any credit against rents due hereunder, and the credit to Tenant for rent paid by New Tenant shall be reduced by the amount of any Finish Allowance paid by Landlord for the Premises.
3.    Governing Provisions. Except as provided for above, all other terms and provisions of the Lease shall remain in full force and effect. Any inconsistency between the Lease and the provisions of this Lease Amendment shall be governed by the provisions of this Lease Amendment.

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4.    Binding Effect. This Lease Amendment, and the Lease as amended hereby, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
IN WITNESS WHEREOF, this Lease Amendment has been executed on the date first written above.

Landlord:
/s/ Sara Maguire
Sara Maguire LeMone as Trustee of the Sara Maguire LeMone Revocable Trust dated February 6, 2004

Tenant:
Savage River, Inc.

By	/s/ Mark J. Nelson
Mark J. Nelson, COO & CFO

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